                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              BORDERS GROUP, INC.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                 [BORDERS LOGO]
                               100 Phoenix Drive
                           Ann Arbor, Michigan 48108
        ---------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 13, 1999
        ---------------------------------------------------------------

To the Stockholders of
  BORDERS GROUP, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of Borders Group, Inc., a Michigan corporation (the "Company") will be held at 11:00 A.M. on May 13, 1999, at the Mansion on Turtle Creek, 2821 Turtle Creek Boulevard, Dallas, Texas 75219 for the following purposes:

     1. To elect seven directors of the Company, each to serve until the 2000 Annual Meeting of Stockholders or until a successor is elected and qualified, and

     2. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 22, 1999, are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                          THOMAS D. CARNEY
                                          Secretary

Ann Arbor, Michigan
April 23, 1999

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

   EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU SO DESIRE.
--------------------------------------------------------------------------------

                              BORDERS GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1999

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished to the stockholders of Borders Group, Inc., a Michigan corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held at 11:00 A.M. on Thursday, May 13, 1999, at the Mansion on Turtle Creek, 2821 Turtle Creek Boulevard, Dallas, Texas 75219, and at any and all adjournments or postponements thereof. At the Annual Meeting, the stockholders of the Company are being asked to consider and vote upon the election of seven directors, each to serve until the 2000 Annual Meeting of Stockholders or until a successor is elected and qualified.

     This proxy statement and the enclosed form of proxy are first being mailed to stockholders of the Company on or about April 23, 1999.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Only holders of record of the Company's common stock ("Common Stock"), at the close of business on March 22, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 77,952,846 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

     Each stockholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in such stockholder's name on the Record Date on any matter submitted to a vote of stockholders at the Annual Meeting. The election of the seven directors will require the affirmative vote of a plurality of the shares of Common Stock represented and voting in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast in connection with determining plurality required to elect a director and will have no effect on the outcome of that vote.

     Stockholders are urged to sign and date the enclosed proxy and return it as soon as possible in the envelope enclosed for that purpose. Stockholders of record also may give proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate the stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are included with the enclosed proxy card.

     Shares of Common Stock represented by properly executed proxies received in time for voting at the Annual Meeting will, unless such proxy has previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them FOR the election of the Board of Director's nominees as directors. No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting, but should any other matter requiring a vote of stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. For information with respect to advance notice requirements applicable to stockholders who wish to propose any matter for consideration or nominate any person for election as a director at the 2000 Annual Meeting, see "Proposals of Stockholders".

     Under applicable Michigan law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting.

     Execution of the enclosed proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any proxy may be revoked at any time prior to the exercise thereof by delivering in a timely manner a written revocation or a new proxy (including a proxy via telephone or Internet) bearing a later date to the Secretary of the Company, 100 Phoenix Drive, Ann Arbor, Michigan 48108, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, however, in and of itself constitute a revocation of a proxy.

     This solicitation is being made by the Company. The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation.

     The principal executive offices of the Company are located at 100 Phoenix Drive, Ann Arbor, Michigan, 48108, and its telephone number is (734) 477-1100.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Seven directors will be elected at the Annual Meeting to serve until the 2000 Annual Meeting of Stockholders or until a successor is elected and qualified. Each of the nominees has committed to serve as a director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, is and will be able to serve if so elected. In the event that any of the nominees listed below should be unavailable to stand for election before the Annual Meeting and the size of Board is not reduced, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of any nominee unable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE COMPANY'S NOMINEES AS DIRECTORS.

     Set forth below is a brief biography of each nominee for election as a director.

     ROBERT F. DIROMUALDO, AGE 54. Mr. DiRomualdo has been the Chairman of the Board and a director of the Company since its formation in August 1994. Mr. DiRomualdo also served as the Chief Executive Officer of the Company until November 16, 1998, and became President and Chief Executive Officer on April 19, 1999. Prior to the formation of the Company, Mr. DiRomualdo was President and Chief Executive Officer of Borders, Inc. from January 1989 to February 1994. From February 1994 to August 1994, Mr. DiRomualdo was responsible for overall operations at Borders, Inc. and Walden Book Company, Inc.

     PETER R. FORMANEK, AGE 55. Mr. Formanek was co-founder of AutoZone, a retailer of aftermarket automotive parts, and served as President and Chief Operating Officer of AutoZone, Inc. from 1986 until his retirement in May, 1994. He currently is a director of The Perrigo Company, a manufacturer of store brand over-the-counter drug and personal care products and vitamins, and Gart Sports, Inc., a retailer of sporting goods. Mr. Formanek has served as a director of the Company since August, 1995.

     VICTOR L. LUND, AGE 51. Mr. Lund has served as Chairman of the Board of American Stores Company, a food and drug retailer, since June 1995 and as its Chief Executive Officer since August 1992. He was President of American Stores Company from August 1992 until June 1995. Mr. Lund has served as a director of the Company since July 1997 and also serves as a director of American Stores Company.

     DR. EDNA GREENE MEDFORD, AGE 47. Dr. Greene Medford is an Associate Professor of History and a former Director of the Undergraduate Program in History at Howard University. She has served as a director of the Company since September, 1998.

     GEORGE R. MRKONIC, AGE 46. Mr. Mrkonic has served as the Vice Chairman of the Company since December 1994, and a director since its formation in August 1994. He also served as President of the Company from December 1994 until January 1997. Prior to joining the Company, Mr. Mrkonic served as Executive Vice President, Specialty Retailing Group of Kmart Corporation, where he had overall responsibility for the specialty retailing operations of Kmart including, among others, Borders, Inc. and Walden Book Company, Inc., from November 1990 to November 1994. Mr. Mrkonic is also a director of Champion Enterprises, Inc., a manufacturer and seller of manufactured homes and mid-sized buses, Syntel, Inc., a computer software and development company, and Cheap Tickets, Inc., a retail seller of discount tickets for domestic leisure air travel.

     LARRY POLLOCK, AGE 51. Since September, 1998, Mr. Pollock has served as President and Chief Executive Officer of HomePlace, Inc., a chain of home furnishings and housewares superstores, which he joined in January of 1997 as Executive Vice President and Chief Operating Officer. From 1994 until 1996, he served as the President, Chief Operating Officer and a director of Zale Corporation, a jewelry retailer. From 1990 through 1993, Mr. Pollock served as President and Chief Operating Officer of Karten's Jewelers, Inc., a New England jewelry chain. Mr. Pollock is a partner of Independent Group L.P., a privately-held radio broadcasting company based in Cleveland, Ohio. He has served as a director of the Company since August, 1995.

     In January of 1998, HomePlace, Inc. filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware for reorganization under Chapter 11 of the Bankruptcy Code.

     LEONARD A. SCHLESINGER, AGE 46. In October 1998, Mr. Schlesinger became Senior Vice President for Development of Brown University and a professor of sociology and public policy. Prior to joining Brown University, he served as a faculty member at the Harvard Business School for more than five years, most recently as the George Fisher Baker, Jr. Professor of Business Administration. Mr. Schlesinger has served as a director of the Company since August, 1995 and also serves as a director of The Limited, Inc., a specialty retailer, Pegasystems, Inc., a customer relationship management software company, and GC Companies, Inc., a motion picture exhibition company.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the fiscal year ended January 24, 1999, the Board of Directors held eight meetings. The Board of Directors has also established standing Audit and Compensation Committees. The membership and functions of the committees of the Board of Directors are as follows:

     The Audit Committee was established for the purpose of reviewing and making recommendations regarding the Company's employment of independent accountants, the annual audit of the Company's financial statements and the Company's internal controls, accounting practices and policies. Three meetings of the Audit Committee were held during the fiscal year ended January 24, 1999. The current members of the Audit Committee are Mr. Lund and Dr. Medford.

     The Compensation Committee was established for the purpose of making recommendations to the Board of Directors regarding the nature and amount of compensation for executive officers of the Company. The Compensation Committee also administers certain of the Company's employee benefit plans. Six meetings of the Compensation Committee were held during the fiscal year ended January 24, 1999. The current members of the Compensation Committee are Mr. Formanek, Mr. Pollock and Mr. Schlesinger.

     Each director attended at least 75% of the Board and Committee meetings held during the period in which he or she was a director.

COMPENSATION OF DIRECTORS

     For service as a director, each director who is not an employee of the Company receives 2,000 restricted shares of Common Stock (the "Restricted Shares") paid at the beginning of the relevant calendar year, subject to a maximum value of $75,000, or, in the case of a director who is initially elected during a year, a percentage of such amount based upon the period during the applicable year in which he or she served as a director. The restrictions on such Restricted Shares will generally lapse one year from the date of grant.

     On the date of each of the Company's Annual Meetings, each eligible director receives an option to purchase 5,000 shares of common stock of the Company. The exercise price of options granted under the Plan is the fair market value on the date of grant. To be eligible to receive option grants at the Annual Meetings to be held in 1999 and thereafter, a director generally must have held at least 20,000 shares of Common Stock for the one-year period prior to the date of the meeting.

     Each option vests and becomes exercisable on the third anniversary of the date of grant except that (i) an option is forfeited in its entirety if the director ceases, at any time prior to his or her exercise of the option, to hold the minimum number of shares that he or she was required to hold for the one year period prior to the grant to be eligible therefor; (ii) all outstanding options vest and become immediately exercisable in the event of a change in control of the Company, and (iii) all options held by a director who has served as a director for six years or more vest and become immediately exercisable as of the date upon which he or she ceases to serve as a director.

     An option may be exercised only during the period that the optionee serves as a director of the Company or within three months after termination of such service and only if it is vested and has not expired at the time of termination. However, if the director ceases to serve as such as a result of death or if the individual has served as a director of the Company for more than 10 years, such three month period is extended to three years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Such officers and directors are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all officers and directors of the Company complied with the Section 16(a) filing requirements for the fiscal year ended January 24, 1999, except that: (i) Mr. Scheve and Mr. Quinnell were each late in reporting one transaction due to an inadvertent error in a report that was timely filed; (ii) Mr. Formanek was late in reporting the expiration of an option; (iii) Mr. DiRomualdo was late in reporting a transaction involving the inheritance of shares by his spouse, and (iv) Mr. Formanek, Mr. Lund, Dr. Medford, Mr. Pollock and Mr. Schlesinger were late in reporting the acquisition of the shares to which they became entitled on January 4, 1999 for 1999 directors' fees as a result of a delay by the Company in issuing such shares.

                             EXECUTIVE COMPENSATION

GENERAL

     The following summary compensation table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid for the fiscal year ended January 24, 1999 to the named executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                  COMPENSATION
                                                                             -----------------------
                                                                                          SECURITIES
                                                            OTHER ANNUAL     RESTRICTED   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY(1)   BONUS(1)   COMPENSATION(2)    STOCK(1)     OPTIONS     COMPENSATION(3)
---------------------------  ----   ---------   --------   ---------------   ----------   ----------   ---------------
Robert F. DiRomualdo......   1998         --          --            --              --          (1)        $2,684
  Chairman of the            1997         --          --            --              --     329,041         $2,678
  Board(4)                   1996   $343,333          --      $131,325        $696,967     233,418         $2,687
George R. Mrkonic.........   1998         --          --            --              --          (1)        $2,151
  Vice Chairman              1997         --          --            --              --     289,844         $6,995
                             1996   $343,333          --      $131,325        $696,967     116,709         $2,914
Philip M. Pfeffer.........   1998         --          --      $249,998              --     719,373         $   --
  Chief Executive
  Officer(5)
Bruce A. Quinnell.........   1998         --          --            --              --          (1)        $1,218
  President and              1997         --          --            --              --     300,048         $1,026
  Chief Operating Officer    1996   $230,000    $172,500      $ 96,600        $501,400     187,418             --
Richard L. Flanagan.......   1998         --          --            --              --          (1)        $  731
  President Borders Stores   1997         --          --            --              --     217,898         $  529
                             1996   $173,333    $ 31,050      $ 18,113        $159,116     148,418         $  807

-------------------------
(1) Messrs. DiRomualdo, Mrkonic, Quinnell and Flanagan were granted options in lieu of cash for 100% of their fiscal 1998 and 1997 salary and bonus. Mr. Pfeffer was granted options in lieu of cash for 100% of his compensation. The option grants for fiscal 1998 to Messrs. DiRomualdo, Mrkonic, Quinnell, and Flanagan, covering 123,947, 84,750, 96,270, and 72,804 shares, respectively, were made and reported in fiscal 1997. The salary and bonus to which the named officers were entitled for fiscal 1998 is as follows: Mr. DiRomualdo, $515,000 salary, $515,000 bonus; Mr. Mrkonic, $360,500 salary, $360,500 bonus; Mr. Pfeffer, $134,246 salary and no bonus; Mr. Quinnell, $400,000 salary, $400,000 bonus; Mr. Flanagan, $260,000 salary, $345,000 bonus. The salary and bonus to which the named officers were entitled for fiscal 1997 is as follows: Mr. DiRomualdo, $515,000 salary, $515,000 bonus; Mr. Mrkonic, $515,000 salary, $515,000 bonus; Mr. Quinnell, $400,000 salary, $400,000 bonus; Mr. Flanagan, $260,000 salary, $345,000 bonus. The salary and bonus to which the named officers were entitled for fiscal 1996 is as follows: Mr. DiRomualdo, $515,000 salary, $525,300 bonus (100% of bonus used for the purchase of restricted shares); Mr. Mrkonic, $515,000 salary, $525,300 bonus (100% of bonus used for the purchase of restricted shares); Mr. Quinnell, $345,000 salary, $558,900 bonus (69% of bonus used for the purchase of restricted shares); Mr. Flanagan, $260,000 salary, $85,650 bonus (64% of bonus used for the purchase of restricted shares). Messrs. DiRomualdo, Mrkonic, Quinnell and Flanagan deferred, pursuant to the Company's Deferred Compensation Plan, all of their salary that was not used to purchase restricted shares.

(2) The amounts shown for 1996 reflect the difference between $21.00, the closing price for the Common Shares on March 11, 1997, and the purchase price of $16.80 paid by each of the named executive officers for the purchase of restricted Common Shares under the Management Stock Purchase Plan. The amount shown for Mr. Pfeffer for 1998 represents the difference between $23.25, the closing price of the Common Shares on November 13, 1998, and the purchase price of $18.60 paid by Mr. Pfeffer for the purchase of restricted Common Shares under the Management Stock Purchase Plan.

(3) "All Other Compensation" consists of employer contributions credited under the Borders Group Savings Plan and the taxable portion of Company provided life insurance.

(4) Mr. DiRomualdo also served as the Chief Executive Officer of the Company until November 16, 1998, and became the President and Chief Executive Officer on April 19, 1999.

(5) Mr. Pfeffer served as the Chief Executive Officer of the Company from November 16, 1998 until his resignation on April 19, 1999. He also resigned as a director of the Company on that date.

                       OPTION GRANTS IN FISCAL YEAR 1998

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                          NUMBER OF         % OF TOTAL                                 ANNUAL RATES OF STOCK
                          SECURITIES         OPTIONS                                    PRICE APPRECIATION
                          UNDERLYING        GRANTED TO                                  FOR OPTION TERM(3)
                           OPTIONS         EMPLOYEES IN    EXERCISE    EXPIRATION    -------------------------
          NAME             GRANTED         FISCAL YEAR      PRICE         DATE           5%            10%
          ----            ----------       ------------    --------    ----------        --            ---
Robert F. DiRomualdo....        --
George R. Mrkonic.......        --
Philip M. Pfeffer (1)...    15,610(2)           .44%        $23.25       2/15/01     $   37,201    $    76,216
                            53,763             1.53%        $23.25      11/15/03     $  345,349    $   763,131
                           650,000            18.45%        $23.25      11/15/08     $9,504,170    $24,085,433
Bruce A. Quinnell.......        --
Richard L. Flanagan.....        --

-------------------------
(1) Of the options granted to Mr. Pfeffer, 453,763 required the purchase of a share of Common Stock as a condition of grant.

(2) These options were granted in lieu of any salary or bonus for fiscal 1998.

(3) Represents hypothetical realizable value of the options granted at 5% and 10% annual appreciation over the option term from the share price at the date of grant.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                         # OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                            SHARES                            FISCAL YEAR END            FISCAL YEAR END(1)
                           ACQUIRED                      --------------------------   -------------------------
          NAME            ON EXERCISE   VALUE REALIZED   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
          ----            -----------   --------------   -------------------------    -------------------------
Robert F. DiRomualdo....     547,506     $10,347,217          718,429/180,000               $4,901,443/$--
George R. Mrkonic.......   1,108,762     $21,832,393          84,750 /180,000             --$   /$--
Philip M. Pfeffer.......      --             --                   -- /719,373             --$   /$--
Bruce A. Quinnell.......      52,512     $   711,527          550,784/178,684               $2,371,840/$--
Richard L. Flanagan.....     205,388     $ 3,828,358          386,796/120,000               $1,458,067/$--

-------------------------
(1) Calculated using the closing market price of the Common Stock of $18.6875 on January 22, 1999, the last trading day in fiscal 1998, less the exercise price of the related options.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     Effective November 16, 1998, the employment agreements of Messrs. DiRomualdo and Mrkonic were revised. Under the terms of the revised agreements, Mr. DiRomualdo will continue to serve as

Chairman and a member of the Board and Mr. Mrkonic will continue to serve as a Vice Chairman and a member of the Board, through January 23, 2000. Mr. DiRomualdo's agreement provides for approximately 67% of full-time employment and he will be entitled to an annual salary of $343,333 and have a bonus opportunity of $343,333. In connection with Mr. Pfeffer's resignation, Mr. DiRomualdo was elected President and Chief Executive Officer of the Company and agreed to return to full-time employment until his successor is elected. Mr. Mrkonic's duties will involve approximately 50% of full-time employment and he will be entitled to an annual salary of $257,500 and have bonus opportunity of $257,500. Under each of the agreements, the severance pay provisions contained in their prior employment agreements were eliminated and the vesting of options for 264,497 shares that otherwise would have vested in substantially equal annual increments through November of 2001, as well as the vesting of 31,267 restricted shares that otherwise would have vested in March of 2000, was accelerated to November 16, 1998. The revised agreements also prohibit competitive activities through December 31, 2001. The agreements provide that the officer's employment may be terminated only for Cause (as defined in the agreements) during the term of the agreements. Subsequent to the term, Messrs. DiRomualdo and Mrkonic may continue to serve as directors, subject to their annual election by shareholders, and employment may continue by the mutual agreement of the Board and the individual officer. Mr. DiRomualdo and Mr. Mrkonic have elected to receive compensation replacement options in lieu of 100% of the salary and bonus for 1999 that they would otherwise be entitled to under the agreements.

     The Company has entered into certain severance and change in control agreements with the remaining executive officers. These agreements, which are substantially similar, generally provide that, in the event of the officer's termination of employment other than for Cause or Disability (as defined in the agreements) or at such officer's election for Good Reason (as defined in the agreements), the officer would be entitled to severance benefits. These severance benefits include: (i) cash payment of the officer's salary in effect through the month during which termination occurred, plus any other amount due to such officer under any bonus plan of the Company and (ii) monthly severance payments equal to (a) the officer's monthly base salary at the time of termination, plus (b) 1/12th of the threshold bonus amount for such officer for the fiscal year in which termination occurred. Such monthly severance payments commence in the month following termination and continue for 12 months, unless termination occurs within a two-year period following a Change in Control (as defined in the agreement) of the Company, in which case severance payments continue for 24 months and are equal to (x) the officer's monthly base salary at the time of termination or immediately prior to the Change in Control, whichever is greater, plus (y) 1/12th of the threshold bonus amount for such officer for the fiscal year in which termination occurred or the fiscal year immediately prior to the Change in Control, whichever bonus amount is greater.

     The Company estimates that if the employment of all twelve executive officers were terminated in 1999 following a Change in Control of the Company, the total severance payments to those persons under the agreements, as described above, would be approximately $6.7 million.

SETTLEMENT AGREEMENT

     Mr. Pfeffer resigned as Chief Executive Officer and a director of the Company effective as of April 20, 1999. Prior to his resignation, Mr. Pfeffer had an employment agreement with the Company which provided for an annual salary of $700,000 and, commencing in fiscal 1999, an annual bonus opportunity of $500,000. Pursuant to the agreement, Mr. Pfeffer received the options set forth above under the caption "Option Grants in Fiscal Year 1998" and purchased shares of Common Stock and received a loan from the Company as described below under the caption "Certain Transactions and Indebtedness Of Management". The agreement provided that, in the event of Mr. Pfeffer's termination of employment by the Company other than for Cause or Disability (each as defined in the agreement) or at Mr. Pfeffer's election for Good Reason (as defined in the Agreement),

Mr. Pfeffer would be entitled to a severance payment equal to two times the sum of (i) Mr. Pfeffer's annual base salary in effect at the time of termination and
(ii) the bonus amount targeted for the fiscal year in which termination occurred. Such severance payments were to be made in equal installments during the 24-month period following the month of termination, and were subject to reduction for amounts received from other employment after the first year.

     Pursuant to the terms of a settlement agreement (the "Settlement Agreement") dated as of April 20, 1999 executed by the Company and Mr. Pfeffer in connection with his resignation, the Company has agreed to pay Mr. Pfeffer
(i) $2.4 million as severance under his employment agreement (payable one-half in installments over the next twelve months and the remainder on April 20,
2000), and such amount will not be subject to reduction for other income that Mr. Pfeffer may earn, and (ii) $1.5 million in consideration of his obligations and commitments under the Settlement Agreement, including non-competition and non-solicitation provisions, a general release and commitments to cooperate with information requests from the Company and to reasonably assist the Company with respect to any pending or future dispute resolutions. The non-competition and non-solicitation provisions will be in effect for 3 years from the date of the Settlement Agreement. Pursuant to the terms of the Management Stock Purchase Plan, the Company also will pay to Mr. Pfeffer approximately $917,331 in cancellation of the 53,763 Common Shares that he purchased under that Plan. All of the payments described above, net of any withholding taxes, will be applied toward the repayment of Mr. Pfeffer's promissory note to the Company until the note is repaid in full. The Company also has agreed to reimburse Mr. Pfeffer up to $30,000 for certain expenses relating to the separation, and will assume his apartment lease in Ann Arbor, MI. The Separation Agreement terminated Mr. Pfeffer's employment agreement, except that his registration rights with respect to 400,000 shares of Common Stock remain in effect. In accordance with the terms of the Company's Stock Option Plan, all of Mr. Pfeffer's options will be forfeited except that compensation replacement options for an aggregate of 61,397 shares will be exercisable through July 20, 1999.

CERTAIN TRANSACTIONS AND INDEBTEDNESS OF MANAGEMENT

     During 1998, Mr. Pfeffer purchased 453,763 shares of Common Stock from the Company for an aggregate consideration of $10,299,992. The shares were purchased at a price of $ 23.25 per share, representing the fair market value on the date of purchase, except that the 53,763 restricted shares purchased under the Company's Management Stock Purchase plan were purchased at 80% of such fair market value in accordance with the terms of the Plan.

     In connection with Mr. Pfeffer's purchase of shares from the Company, the Company made a loan to him in the principal amount of $6.3 million. All of the proceeds of the loan were used to pay a portion of the purchase price of the shares. The interest rate under the loan is a floating rate equal to the US Dollar Euro-Rate (as defined in the Company's Credit Agreement) plus 0.325% per annum, with such rate being based upon the Company's borrowing rate. The loan constitutes full recourse debt which is collateralized by the shares acquired with the proceeds of the loan and other securities. The term of the loan was to be ten years, except that the entire outstanding principal and interest was to be due on the 90th day following the date upon which Mr. Pfeffer ceased for any reason to be an employee of the Company. Pursuant to the Settlement Agreement, the term of the note was extended until April 18, 2000. The principal amount of the indebtedness outstanding on March 22, 1999 was approximately $6.3 million.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

     The Compensation Committee (the "Committee") is comprised of three independent, non-employee directors who have no "interlocking" relationships as defined by the Commission. The Committee's goal is to ensure the establishment of executive compensation policies and practices that will enable the Company to attract, retain, and motivate outstanding management that will drive superior operating performance.

     The Committee has established an executive compensation philosophy that is designed to foster a performance oriented and equity based ownership culture. In establishing a compensation program consistent with that philosophy, the Committee has focused on providing: (i) a mix of cash, bonus and equity incentives that is intended to generate below- market compensation in the event of poor operating performance and above- market compensation in the event of superior performance; (ii) an orientation toward equity incentives that includes a combination of stock and options and encourages some investment in the Company on the part of management; and (iii) a greater proportion of performance-based compensation relative to base salary at higher levels of responsibility.

     The primary components of the Company's executive compensation program are:
(a) base salary; (b) annual cash bonus incentive opportunities provided through the Annual Incentive Bonus Program; (c) long-term incentive opportunities provided through the Stock Option Plan; and (d) Common Stock purchase opportunities under the Management Stock Purchase Plan. Each of these components are discussed separately in this report.

     The Committee relates total compensation levels for executive officers to compensation paid to executives at other companies. The companies chosen as the basis of comparison are other retailers that the Company believes most closely resemble itself in terms of compensation philosophy and performance objectives.

BASE SALARY

     The objective of the Company is to drive base salary levels that are competitive and close to the average of the average of salaries provided by comparable retailers. The "market" rate for salaries provided by comparable retailers is determined from information gathered from published surveys.

ANNUAL CASH INCENTIVES

     Under the Company's Annual Incentive Bonus Plan (the "Bonus Plan"), executive officers are eligible to receive cash awards based on the Company's attainment of specific performance goals. The performance goals may be different from year to year, expressed in either quantitative and/or qualitative terms, and to the extent applicable, performance against these goals must be determined in accordance with generally accepted accounting principles and reported upon by the Company's independent public accountants.

     Generally, target incentive bonus opportunities are expressed as a dollar amount based upon a percentage of the executives' actual base salary. The Bonus Plan requires that a threshold level of performance be met, below which no bonus award would be paid and levels of performance at which specified percentages of the target bonus would be paid. The performance criteria are based upon the Company's attainment of specified levels of earnings and the executive's satisfaction of individual objectives.

     For any bonus earned, the Bonus Plan requires each executive officer to take a minimum of 20% and a maximum of 100% of their actual bonus award in the form of restricted Common Stock subject to the terms and conditions of the Management Stock Purchase Plan.

LONG TERM INCENTIVES

     The Company attempts to foster an ownership culture that encourages deep personal commitment and superior performance by its executive officers. To promote that culture, the Company has adopted a Stock Option Plan and a Management Stock Purchase Plan. Both Plans are intended to align the executive officers' interests with the long-term interests of the Company's stockholders by providing incentives that focus attention on managing the Company from the perspective of an owner.

     The Stock Option Plan provides for the grant at fair market value of stock options with such vesting and exercise periods as the Committee may determine. In determining the number of shares in a stock option grant, the Committee takes into consideration the individual's performance, the level of the position, and the individual's present and potential contribution to the success of the Company.

     Under the Management Stock Purchase Plan, the executive officers of the Company are required to designate a minimum of 20%, and may designate up to 100%, of their annual bonus for the purchase of restricted shares of common stock at a 20% discount from the fair market value of the stock. If the employee ceases to be an employee during the restricted period, he or she generally will receive unrestricted shares or cash equal in value to the lesser of cost or market value of the restricted shares. However, in the event of termination by the Company without cause, a participant will receive unrestricted shares or cash equal in value to (i) the market value of a percentage of restricted shares, such percentage being based upon the number of months of employment during the restricted period, and (ii) with respect to the balance of the shares, the lesser of cost or market value of such shares.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICERS

     The Committee believes that the compensation arrangements for the Company's Chief Executive Officers for fiscal 1998 were consistent with the policies described above. The salaries of Mr. DiRomualdo and Mr. Pfeffer were intended to be in the range of "market" salaries and each had significant long term incentives that were intended to align their interests with those of the Company's stockholders. As set forth above, all of Mr. DiRomualdo's salary and bonus and all of Mr. Pfeffer's salary for fiscal 1998 were in the form of compensation replacement options.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met.

     The Committee intends to consider carefully any plan or compensation arrangement that would result in the disallowance of compensation deductions. It will use its best judgment in such cases, however, taking all factors into account, including the materiality of any deductions that may be lost.

CONCLUSION

     As described above, the Company's executive compensation program is intended to provide a mix of base compensation and incentives that will provide superior compensation levels only in the event of superior operating and share price performance. As such, it is intended that there be a direct alignment of the long-term interests between the executives and the stockholders of the Company.

                                          Peter Formanek
                                          Larry Pollock
                                          Leonard Schlesinger

                            STOCK PERFORMANCE GRAPH

     The following line graph compares the cumulative total stockholder return on the Company's Common Stock from May 24, 1995, the date of the Company's Initial Public Offering of the Company's Common Stock, through January 24, 1999, with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500") and a specialty retail index supplied by Worden Brothers, Inc., which includes the collective performance of 22 specialty retailers for the same period. In accordance with the rules of the Securities and Exchange Commission, the returns are indexed to a value of $100 at May 24, 1995.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
              BORDERS GROUP, INC., SPECIALTY RETAIL INDEX, S&P 500 PERFORMANCE GRAPH

                                                   BORDERS GROUP, INC.       SPECIALTY RETAIL INDEX              S&P 500
                                                   -------------------       ----------------------              -------
'5/24/95'                                                100.00                      100.00                      100.00
'7/21/95'                                                113.08                      110.57                      105.72
'10/20/95'                                               110.70                      100.07                      112.19
'1/26/96'                                                131.31                       96.59                      118.71
'4/26/96'                                                220.48                      131.19                      124.79
'7/26/96'                                                222.99                      122.68                      121.44
'10/25/96'                                               211.36                      136.10                      133.85
'1/24/97'                                                246.90                      127.16                      147.14
'4/25/97'                                                277.41                      140.67                      146.16
'7/25/97'                                                345.18                      161.48                      179.28
'10/24/97'                                               343.46                      175.19                      179.82
'1/23/98'                                                414.53                      173.62                      182.87
'4/24/98'                                                421.93                      208.44                      211.57
'7/24/98'                                                450.86                      223.67                      217.86
'10/23/98'                                               318.76                      192.36                      204.46
'1/22/99'                                                246.90                      242.64                      233.97

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     As of the March 22, 1999 Record Date, the Common Stock was held of record by 4,506 stockholders.

     The following table sets forth certain information concerning the beneficial ownership of Common Stock and Share Units by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each director, by the executive officers named in the Summary Compensation table above, and by all directors and executive officers as a group, as of March 31, 1999. Except as otherwise indicated, all persons below have (i) sole voting power and dispositive power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) beneficial ownership with respect to their shares of Common Stock or Share Units.

                                                                  NUMBER OF
                                                                  SHARES OF        PERCENT OF
                                                                COMMON STOCK      COMMON STOCK
                      NAME AND ADDRESS                        OR SHARE UNITS(1)   OUTSTANDING
                      ----------------                        -----------------   ------------
Dreman Value Management, L.L.C. ............................     8,425,745(2)        10.8%
  100 Exchange Place
  Jersey City, NJ 07302
Robert F. DiRomualdo........................................     1,820,331(3)         2.3%
Bruce A. Quinnell...........................................       842,558(4)          1.1
Richard L. Flanagan.........................................       554,150(5)        *
Philip M. Pfeffer...........................................       453,963(6)
George R. Mrkonic...........................................       253,741(7)        *
Peter R. Formanek...........................................        41,010(8)        *
Leonard A. Schlesinger......................................        35,110(8)        *
Larry Pollock...............................................        33,134(8)        *
Victor L. Lund..............................................           4,580         *
Edna Greene Medford.........................................           2,575
Directors and Executive Officers as a Group (9).............       5,072,660          6.5%

-------------------------
 *  Represents less than one percent.

(1) All figures set forth below represent shares of or the right to acquire Common Stock, except that, of the figures shown for Mr. DiRomualdo 995,692 represent Share Units. Share Units represent a general, unfunded and unsecured promise by the Company to deliver shares to Mr. DiRomualdo at a later date in accordance with the Deferral Agreement between Mr. DiRomualdo and the Company. Share Units do not have voting rights.

(2) Dreman Value Management, L.L.C. has sole dispositive power with respect to all of the shares, sole voting power with respect to 745,320 shares and no shared dispositive or voting power.

(3) Includes 995,692 Share Units, and 718,429 options that are exercisable within 60 days.

(4) Includes 478,684 options that are exercisable within 60 days, 20,000 shares held by spouse and 1,895 shares held under the Borders Group, Inc. 401 (k) Savings Plan.

(5) Includes 386,796 options that are exercisable within 60 days.

(6) Includes 200 shares of Common stock held by spouse and 61,397 options that are exercisable within 60 days.

(7) Includes 84,750 options that are exercisable within 60 days, 5,563 shares held under the Borders Group, Inc. 401(k) Savings Plan and 4,050 shares of Common Stock held in custodial accounts for Mr. Mrkonic's children.

(8) Includes 10,000 options that are exercisable within 60 days.

(9) Includes 1,922,993 options that are exercisable within 60 days.

                       SELECTION OF INDEPENDENT AUDITORS

     PricewaterhouseCoopers, LLP has been selected by the Board of Directors of the Company to serve as the Company's independent auditors for the 1999 fiscal year. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions.

                                 ANNUAL REPORT

     Copies of the Company's 1998 Annual Report to Stockholders, which includes audited financial statements, have previously been mailed to stockholders. Additional copies are available without charge on request. Requests should be addressed to Marilyn Horn, Investor Relations, Borders Group, Inc., 100 Phoenix Drive, Ann Arbor, Michigan 48108-2202.

                           PROPOSALS OF STOCKHOLDERS

     In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, any stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company no later than December 24, 1999 in order to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

     Section 8 of Article II of the Company's By-Laws, as amended with respect to annual meetings commencing with the 2000 annual meeting, provides that, for nominations or other business to be properly brought before any annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company and such other business must be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. A public announcement of an adjournment of an annual meeting will not commence a new time period for giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

     Notwithstanding the rules set forth above, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all the nominees for director or specifying the size of the increased Board of Directors made by the

Company at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

     The term "public announcement" means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY'S FISCAL YEAR ENDED JANUARY 24, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO MARILYN HORN, INVESTOR RELATIONS, BORDERS GROUP, INC., 100 PHOENIX DRIVE, ANN ARBOR, MICHIGAN 48108-2202.

PROXY


                              BORDERS GROUP, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                THE MAY 13, 1999, ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Robert F. DiRomualdo and Thomas D. Carney, or either of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned and to vote all shares of common stock of Borders Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Borders Group, Inc., to be held on May 13, 1999, or any adjournment or postponement thereof, upon all matters that may properly come before the Meeting.

Your vote with respect to the election of directors may be indicated on the reverse side. The nominees are (1) Robert F. DiRomualdo, (2) Peter R. Formanek,
(3) Victor L. Lund, (4) Dr. Edna Greene Medford, (5) George R. Mrkonic, (6) Larry Pollock and (7) Leonard A. Schlesinger.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT,

YOUR SHARES CANNOT BE VOTED.

                                                              ------------------
                                                               SEE REVERSE SIDE
                                                              ------------------
--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\


[X]  Please mark your
     votes as in this
     example.

This proxy when properly executed will be voted ion the manner directed below.  If no direction is made, this proxy will be voted
FOR the election of the nominee to serve as Directors.  As to any other business that my come before the Annual Meeting or any adjustment thereof, this Proxy will be voted in the discretion of the Proxies.

----------------------------------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote "FOR" the election of the nominees to serve as Directors
----------------------------------------------------------------------------------------------------------------------------------

                        FOR            WITHHELD

1. Election of         [ ]              [ ]
   Directors (See
   reverse side)



For, accept vote withheld from the following nominee(s);

----------------------------------------------



                                                                      The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or an
                                                                      adjournments thereof.


                                                                      (Please sign exactly as name appears above.  Joint owners
                                                                      should all sign.  Executors, administrators, owners, etc.
                                                                      should so when signing.  If signer is a corporation, sign
                                                                      full corporate name by duly authorized officer who adds his or her name and title.)


                                                                      ---------------------------------------------------------


                                                                      ---------------------------------------------------------
                                                                      SIGNATURE(S)                                 DATE

------------------------------------------------------------------------------------------------------------------------------------
                                                      /\FOLD AND DETACH HERE/\



                         TELEPHONE AND INTERNET VOTING


If you would prefer, you may vote your shares through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares through the Internet or the telephone you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.   To vote over the Internet:
   - Log on to the Internet and go to the website http://www.vote-by-net.com

2.   To vote over the telephone:
   - On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week


Your Internet or telephone vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares through the Internet or the telephone, there is no need for you to mail back your proxy card.